Exhibit 4.21

Summary Translation

Lease Agreement between Zhejiang Tantech Energy Technology Co., Ltd. and Zhejiang Tantech Bamboo Technology Co., Ltd.

Party A: Zhejiang Tantech Energy Technology Co., Ltd.

Party B: Zhejiang Tantech Bamboo Technology Co., Ltd.

The two parties signed a Lease Agreement. Party A rented the building to Party B.

The house is located in Building 3 #, 4 #, No. 10 Censhan Road, Shuige Industrial Zone,, Lishui City, Zhejiang Province, China ,with an area of 12,904 square meters.

The building is used as production and office space for Party B.

The rental period of the house is 1 year, from January 1, 2020 to December 31, 2020. The rent is paid every six months. The total annual rent of the house is 1,238,784 yuan.

The Agreement is made in duplicate with all parties herein holding one copies each with the same legal effect.

Zhejiang Tantech Energy Technology Co., Ltd.

(Corporate Chop)

By: /s/ Yonghong Wu

Zhejiang Tantech Bamboo Technology Co., Ltd.

(Corporate Chop)

By: /s/ Zhengyu Wang